UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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HIGHLAND INCOME FUND

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INTRODUCTION

On June 14, 2021, the Highland Income Fund (NYSE: HFRO) (“HFRO” or the “Fund”), a closed-end fund managed by Highland Capital Management Fund Advisors, L.P. (the “Adviser,” “we,” “us,” or “our”), announced a proposal to convert the Fund from a registered investment company to a diversified holding company (the “Holding Company”). In conjunction with the announcement, HFRO filed a preliminary proxy statement for a special meeting of shareholders (“Special Meeting”) to consider the proposal. On July 9, 2021, the Fund filed a definitive proxy statement.

The proposal to change the Fund’s business from a registered investment company to a diversified holding company and to amend certain fundamental investment restrictions (the “Business Change Proposal”) aims to increase shareholder value and better position HFRO in the current and future market environment. At the Special Meeting, shareholders are being asked to vote upon the Business Change Proposal and, if approved, to approve the amendment and restatement of the Fund’s Agreement and Declaration of Trust (the “Amendment Proposal” and, together with the Business Change Proposal, the “Proposals”).

Since the initial announcement, we have had many conversations with shareholders about the Proposals and the potential benefits they offer to shareholders. From these conversations—and through other shareholder communications—we have received valuable feedback, which has informed some of the updates we made to the Proposals after the initial announcement.

These conversations also provided an opportunity for us to educate investors about the diversified holding company structure and the strategy we intend to pursue as a Holding Company. There were certain questions that came up multiple times throughout these discussions. We created this piece to address common questions and ensure stakeholders have a clear understanding of the Proposals and their expected benefits.

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DISCLOSURES

The proposed conversion of HFRO to a diversified holding company is contingent upon an affirmative shareholder vote, regulatory approval, and the ability to reconfigure HFRO’s portfolio such that it is no longer an investment company for purposes of the Investment Company Act of 1940 (the “1940 Act”). The conversion process could take approximately 24 months; and there can be no assurance that conversion of HFRO to a diversified holding company will be completed, improve HFRO’s performance or reduce the common share discount to net asset value (“NAV”).

In addition, actions taken in connection with the proposed conversion may adversely affect the financial condition, yield on investment, results of operations, cash flow, per share trading price of our securities, ability to satisfy debt service obligations, if any, and to make cash distributions to shareholders. Whether HFRO remains a registered investment company or converts to a diversified holding company, an investment in HFRO’s securities, like an investment in any other public company, is subject to investment risk, including the possible loss of investment. For a discussion of certain other risks relating to our conversion to a holding company, see “Implementation of the Business Change Proposal and Related Risks” and “Appendix B: Risks Associated with the Business Change Proposal” in HFRO’s definitive proxy statement dated July 9, 2021.

On August 13, 2021 and August 17, 2021, HFRO filed supplements to the definitive proxy statement dated July 9, 2021 (together the “Proxy Statement”). This presentation was updated as of August 17, 2021 to reflect information contained in the Proxy Statement. Terms used, but not otherwise defined herein, have the meanings assigned to them in the Proxy Statement.

This document contains forward-looking statements. These statements reflect the current views of management with respect to future events and financial performance. Forward-looking statements can be identified by words such as “anticipate”, “expect”, “could,” “may”, “potential”, “will”, “ability,” “targets,” “believe,” “likely,” “assumes,” “ensuring,” “available,” “optionality,” “viability,” “maintain,” “consistent,” “pace,” “should,” “emerging,” “driving,” “looking to,” and similar statements of a future or forward-looking nature. Forward-looking statements address matters that involve risks and uncertainties. Past performance does not guarantee future results. Performance during time periods shown is limited and may not reflect the performance in difference economic and market cycles. There can be no assurance that similar performance will be experienced.

Additional risks and disclosures can be found on pages 13-16.

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CONVERSION PROPOSAL UPDATES Questions on recent updates to the Proposals and feedback from investors

When the conversion proposal was first announced in June, the Fund’s share price declined. What was the reason for this market reaction?

We were acutely aware of the volatility in HFRO’s share price during the first two weeks following the initial announcement. At that point in time, the only materials available to shareholders were the preliminary proxy statement and related press release, and we were in the early stages of our efforts to educate HFRO’s shareholders about the potential benefits of the Proposals. We believe the share sell-off immediately following the filing of the preliminary proxy statement was a “sell first, ask questions later” event and, in part, a result of certain shareholders not fully understanding the potential benefits of the Proposals. While HFRO’s current share price is still below what it was when the Proposals were announced, we have observed a steady improvement in the share price as we have had more time to educate and interact with shareholders.

We also listened attentively to investor feedback during the period immediately following the filing of the preliminary proxy and incorporated that feedback into the Proxy Statement, which was filed on July 9, 2021. Specifically, we made changes to the Proposals that we believe enhance the potential benefits of the Proposals and provide more support for both the Fund and HFRO shareholders during the conversion process. We believe that shareholders responded to these changes and that the changes helped drive more enthusiasm for the Proposals.

What were some of the changes that were made to the proposal between the preliminary and definitive proxy filings based on the initial investor feedback?

The biggest changes are improvements to the buyback program and other shareholder support features.

HFRO has committed to a formulaic 10b5-1 buyback program (the “Company Buyback Program”) supplemented by additional share purchases from management to support the conversion process.

The Company Buyback Program (the “Company Buyback Period”) will be effective from the date of shareholder approval of the Proposals through January 31, 2022, subject to certain terms, conditions, and legal limitations, as described in further detail below.

During each month in the Company Buyback Period, HFRO will buy back shares of its common stock if the following conditions are met:

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If more than 250,000 shares trade below $12.00/share on any trading day during the month, HFRO will repurchase $5 million in aggregate value of its common shares through the last trading day of the month (“Initial Buyback Trigger”).

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If more than 250,000 shares trade below $11.00/share on any trading day during the month, HFRO will repurchase $10 million in aggregate value of its common shares through the last trading day of the month (“Secondary Buyback Trigger”).

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The Initial Buyback Trigger and the Secondary Buyback Trigger may occur simultaneously or on the same trading day, in which case the $10 million monthly buyback obligation described above will apply. If the Initial Buyback Trigger has occurred for a calendar month, but the Secondary Buyback Trigger has not occurred for a calendar month, the Company Buyback Program will be suspended for the remainder of the calendar month once HFRO has purchased $5 million in aggregate value of common shares during such calendar month (a “Monthly Suspension Event”). If the Secondary Buyback Trigger occurs following a Monthly Suspension Event, the Company Buyback Program will resume for the applicable calendar month until HFRO has purchased $10 million in aggregate value of common shares during such calendar month.

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HFRO will not repurchase its common shares at price equal to or greater than $12.00 per share, regardless of whether repurchases have been triggered pursuant to either the Initial Buyback Trigger or the Secondary Buyback Trigger.

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The Company Buyback Program will reset each calendar month during the Company Buyback Period. This means that the Initial Buyback Trigger and/or the Secondary Buyback Trigger must be satisfied each calendar month during the Company Buyback Period in order for purchases of HFRO’s common shares to commence during a calendar month during the Company Buyback Period

In addition to the Company Buyback Program, the members of the proposed management team for the Holding Company (either individually or through non-investment company affiliates) have committed to buying between $10 million and $20 million of HFRO common shares after shareholder approval of the Proposals through the date on which the deregistration order is issued, subject to certain terms, conditions and legal limitations, as described in further detail below (the “Management Purchase Plan”).

See the Proxy Statement for additional information about these and other proposal features.

What other updates have been made to the Proposals since the definitive proxy filing?

On August 13, 2021, HFRO announced a tender offer as part of the conversion proposal. The tender offer was approved by the Fund’s Board of Trustees (the “Board”) on August 16, 2021. (You can read the press release here.) Under the terms of the tender offer, the Fund will purchase for cash up to $50 million in aggregate value of common shares at a price equal to 95% of the NAV per common share as of the close of business on the business day before the tender offer expires (the “Tender Offer”). The Tender Offer is contingent upon the Fund obtaining shareholder approval of the Proposals at the Special Meeting.

The Tender Offer aims to provide additional shareholder liquidity during the conversion process, augmenting the existing shareholder support features, including the Company Buyback Program and Management Purchase Plan, among others, which were included in the definitive proxy statement filed on July 9, 2021.

The Tender Offer will be separate from and carried out in addition to the Company Buyback Program and the Management Purchase Plan. Any purchases made pursuant to the Company Buyback Program and the Management Purchase plan will be conducted in compliance with applicable laws and regulations, which means such purchases are not permitted to commence until the expiration of at least ten business days after the date of termination of the Tender Offer.

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How have investors viewed these changes?

Based on our ongoing interactions with shareholders, we believe that the changes have been well received. We are pleased with the overall feedback on the Proposals and the recognition from shareholders of the Proposals’ potential to add value and drive long-term growth.

HOLDING COMPANY STRUCTURE Questions about the holding company structure and key features of the vehicle

What are the defining features of a holding company?

A holding company is a structure that is typically designed to hold controlling interests in companies and/or other assets. The structure allows the holding company to support and manage its assets in an efficient way that benefits both the individual companies within its portfolio and the collective enterprise, which in turn can result in benefits to the holding company’s shareholders.

A key feature of the holding company structure is its ability to create economies of scale and other efficiencies. For example, the structure allows for centralized functions that can support individual subsidiaries and reduce subsidiaries’—and the collective enterprise’s—operating costs.

Another beneficial feature of the structure is the access it provides to capital markets. A holding company can lower its subsidiaries’ costs of capital by securing a loan at the holding company level and distributing funds to subsidiaries.

The structure also has features that provide liability protection. A holding company is generally not liable for losses of an individual subsidiary; such losses are therefore typically isolated to that subsidiary, providing protection for both the holding company and its other assets.

Will the holding company trade on a stock exchange?

Yes, the Holding Company will continue to be publicly traded just like HFRO is traded today. While it will seek to acquire private companies, the Holding Company itself will be a public vehicle. Shareholders will still be able to buy and sell shares of the Holding Company daily on the exchange as they can with HFRO shares today.

What are some examples of holding companies?

One of the most widely known holding companies is Warren Buffet’s Berkshire Hathaway (“Berkshire”), which trades on the New York Stock Exchange (“NYSE”) under the ticker BRK. While the Holding Company will have a different structure and strategy and will not be directly comparable to Berkshire, this is a helpful example since people are familiar not only with Berkshire’s structure and strategy, but also with Berkshire’s portfolio, which includes majority and minority stakes in a range of businesses.

Some other, more relevant examples include Cannae Holdings, which is led by Bill Foley, or Carl Icahn’s, Icahn Enterprises. While these may be more relevant, each of these holding companies has its own distinct features and operating criteria.

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The 1940 Act provides several protections for closed-end fund investors. What kind of rules and regulations will the Holding Company be subject to? What protections will exist for investors in the Holding Company?

Part of conversion involves transitioning out of the 1940 Act, which regulates the organization and operation of registered investment companies like HFRO. Through the conversion, HFRO will become a corporate issuer, which is subject to different SEC regulations.

Despite the transition out of the 1940 Act, the Holding Company will operate under a regulatory framework that provides several shareholder protections. It will be regulated under the Securities Exchange Act of 1934, which has robust disclosure and audit requirements for corporate issuers, as well as the rules of the NYSE, which include corporate governance standards that are designed for the protection of investors. While some of the rules and regulations applicable to the Fund will change, the regulatory system that governs the Holding Company is designed to promote fairness, provide financial transparency, and establish accountability.

The Holding Company’s regulatory framework adds new elements that promote transparency, including reporting requirements that provide a structure to deliver standardized portfolio-level information. We believe this added transparency will improve the understanding of the Fund’s underlying portfolio and long-term strategy.

A more fulsome list of some of the differences between the closed-end fund and holding company regulations can be found in the Proxy Statement.

One of the potential benefits of the conversion is the potential for HFRO, as a holding company, to trade at a premium to book value. What are the differences between book value and NAV and how does that affect the Fund and its portfolio?

As a closed-end fund, HFRO currently calculates a daily NAV, which in the simplest term is the fair market value of the Fund’s assets (i.e., its portfolio investments). It reports a daily NAV per share, which is the NAV divided by the number of HFRO shares outstanding, along with the Fund’s market price, as its shares are traded on the NYSE. Closed-end funds often trade at a discount to NAV, which means that the share price at which the closed-end fund’s shares trade in the market is lower than the NAV per share.

Typically, holding companies do not report a NAV but do report book value. Book value is the cost of carrying an asset on a company’s balance sheet.

Through the conversion process NAV will become a less meaningful measure of value as investors and analysts will use valuation metrics based on book value, such as price-to-book multiples and other valuation metrics that are more appropriate in valuing the stock of operating or holding companies. Historically, comparable diversified holding companies have traded more frequently at premiums to their book value while closed-end funds have more frequently traded at a discount to NAV.1

[1]	Past performance is not a guarantee of future results and there can be no assurance that HFRO will not continue to trade at a discount to NAV after converting to a diversified holding company.

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How are management’s interests aligned with shareholders? Has management considered any additional means to align these interests and if so, what is being considered?

Members of the proposed Holding Company management team are currently HFRO shareholders and they will receive a portion of their compensation that is directly tied to the success of HFRO, which creates an alignment of interests.

The Management Purchase Plan also provides alignment between management and shareholders. The plan was included as part of the Proposals to demonstrate management’s commitment to the conversion and provide additional support for shareholders. After the conversion, we also intend to establish a long-term incentive plan that, subject to approval, would further align management’s interests with that of the Holding Company shareholders.

How will the holding company structure promote transparency compared to the closed-end fund structure?

Like other publicly traded diversified holding companies we will have quarterly earnings calls and will provide detailed financial supplements and presentations in our routine reporting. The Holding Company may also have analyst coverage, which is rare for closed-end funds.

HOLDING COMPANY STRATEGY Questions on the proposed strategy for the Holding Company

What is the rationale behind this new strategy? Why are you trying to do this through a conversion rather than just creating a new vehicle?

While this may seem like a major change, we view it is a gradual next step in the evolution of the Fund’s portfolio. Over the last few years, we have lowered exposures to credit and increased exposures to private investments that we believe have the potential to deliver more attractive risk adjusted returns.2

We have historically reserved a portion of the Fund’s investment portfolio for opportunistic investments and that has been an area of growth in the portfolio.

Since the conversion to a closed-end fund in November 2017, the NAV has performed well and outperformed its peer average3; however, the Fund’s market price has traded at a discount to NAV. In other words, in its current structure we do not believe that the market is recognizing the Fund’s true value. We believe that this persistent discount to NAV is in part due to the unique opportunities we have pursued in the portfolio that are not immediately understood in the context of a closed-end fund. We believe these kinds of opportunities may be better understood in the portfolio of diversified holding company. In our view, the conversion is about creating a more appropriate vehicle through which to pursue our business strategy, which could in turn result in enhanced performance for HFRO and the market for its shares.

[2]	Risk-adjusted return is a calculation of the potential profit from an investment that takes into account the degree of risk associated with such investment.
[3]	Past performance is not a guarantee of future results and there can be no assurance that HFRO will not continue to trade at a discount to NAV after converting to a diversified holding company.

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Rather than launch a new fund we believe it is more prudent and efficient to continue the evolution of HFRO’s strategy away from credit, where high yield spreads are at an all-time low, and into control positions in privately held companies with better potential for growth and thus better potential for shareholder returns. We are seeking to provide a business structure that we believe best positions HFRO for future success.

Some of the less liquid assets in the Fund today have been the source of criticism. Why would you want to put even more emphasis on those assets?

There is often limited information on private, less liquid investments compared to what is available for publicly traded securities, where information is readily available due to SEC reporting requirements and stock exchange rules. While this limited availability of information regarding private investment opportunities often requires more resources to accurately value certain private investments, it is also one of the inefficiencies on which investors can capitalize to generate outsized returns.

In the current portfolio, the less liquid assets, which at one time may have been the subject of criticism, have been among the biggest contributors to performance in recent years.

In fact, that was a key consideration of the proposal. In our view, converting HFRO to a diversified holding company provides a better structure for us to pursue the types of investments that have been key drivers of HFRO’s success as a closed-end fund.

Will there continue to be a focus on income as part of the Holding Company Strategy? What will happen to the dividend?

With the conversion to a holding company, there will be less focus on income and more focus on growth. We plan to acquire controlling positions in private business with the potential for growth in earnings. While some of these investments may be in dividend-paying securities, income will no longer be a key part of the strategy.

We intend to maintain the current dividend on common shares through January 31, 2022 in order to provide support throughout the conversion process. It will be the decision of management and the Board to determine the new dividend policy for periods after January 2022. The conversion will have no impact on dividends paid on the Fund’s outstanding preferred shares.

The proposal indicates that the Holding Company portfolio would be evenly allocated between real estate, financial services, healthcare, and opportunistic. Why did you select those sectors or focus areas and how will you transition the portfolio to achieve those allocations?

Please note, the proposed allocations in the Proxy Statement are target figures, and are not meant to be strict allocation rules. The idea is that we will have a portfolio that is evenly balanced across the areas where we believe we have relevant expertise and resources—from access to unique sourcing opportunities to operational experience at the company level—that we can apply to create value and unlock growth.

HFRO’s current portfolio is already close to the 25% real estate allocation and there will be some transition in assets to increase the allocations to the other target sectors. This will be a gradual transition as we look to sell investments at our price targets and move to our target allocation.

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CONVERSION RATIONALE Questions on the reasons for pursuing the conversion

What factors had the biggest influence on your decision to propose the conversion?

Some of the main factors include: our long-term outlook for both the market and the registered investment company industry; the composition of the Adviser’s investment and business platform; and the evolution of HFRO’s portfolio.

Based on our market outlook, we do not see any significant opportunity within credit, where yields are at all-time lows. With rising inflation expectations, which are driven in part by the monetary and fiscal policy responses to the COVID-19 pandemic, we believe investments driven by the short-end of the curve will remain unattractive.

Looking at the registered investment company industry more broadly, there are a number of trends—the rise of ETFs, the consolidation of investment managers, etc.—that have limited the ability to deliver excess returns within standard equity and credit markets.

We believe the resources we have across our investment platform make us uniquely equipped to manage the Holding Company strategy, and we have demonstrated that in the success of several top positions in the existing portfolio.

Why did you decide to pursue the conversion now?

This was a decision that required significant thought, discussion, and research. While we first brought the idea to the Board in September 2020, we had evaluated its merits well in advance of that. This decision came with substantial planning and there were several catalysts that we believe made it advantageous to pursue the conversion now.

We believe the outlook for credit is poor and have already been finding other attractive investments with less focus on credit, which we would continue to do through the conversion. We have improved the Fund’s balance sheet and recently paid off its credit facility, which provides a strong foundation for the conversion.

Additionally, there are potential catalysts within the Fund’s top investments that we believe would facilitate the transition process and condense the conversion timeline.

Overall, we believe converting to a holding company structure now creates a stronger long-term trajectory that will enable HFRO to pursue its maximum growth potential. Accordingly, we think the Fund is well positioned today to pursue the conversion.

Did you consider any other options to close the discount to NAV, such as liquidating the Fund or going back to an open-end mutual fund structure?

We have considered a range of potential options to close the discount to NAV and ultimately determined that the conversion offered the best option for the Fund and its shareholders.

A liquidation effectively puts a ceiling on the return of the Fund. While we believe some of the Fund’s investments have short-term catalysts, we believe others are longer-term in nature and, in our view, we would not be realizing several investments’ full future return potential if we were to liquidate the Fund in the near term. We believe that a liquidation could result in investors that choose to invest alongside us not being able to realize the benefits of certain investment themes that will take longer to play out.

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We believe that investors can realize more value as we work to narrow the discount to NAV and allow our investment themes to play out rather than forcing a liquidation.

In theory going back to an open-end fund would eliminate the discount to NAV. However, the Fund’s current portfolio allocation would not be permitted in an open-end mutual fund as there are rules limiting an open-end mutual fund’s ability to invest in private or illiquid investments. Accordingly, the Fund’s private holdings, which have outperformed relative to their weightings in the Fund in recent years, would not be allowed to the same extent in an open-end fund.

Additionally, transitioning to an open-end Fund would require a drastic portfolio allocation change and, similar to a liquidation, could require us to sell investments before realizing what we believe to be their full potential value.

Do you have experience managing this kind of vehicle?

While we do not have prior experience operating a diversified holding company, we do have extensive experience managing investments in the private company space, often doing so with involvement and representation at the board level.

The strategy is therefore not new to us and has been represented in parts of the Fund’s current portfolio.

We also have a robust platform that supports a range of different investment vehicles operating across asset classes and can seamlessly support HFRO’s operations under the new holding company structure.

CURRENT PORTFOLIO Questions about HFRO’s current portfolio

How has the news of Amazon’s plans to acquire MGM affected that position?

Metro Goldwyn Mayer, Inc. (“MGM”) is one of the top positions in the HFRO Portfolio. MGM shares are mark-to-market and trade on the LoanX. Before the definitive announcement there were rumors that Amazon was going to acquire MGM. At year end 2020 MGM was marked at $87 per share. MGM traded up close to the rumored deal price and the mark increase was reflected in the Fund’s NAV.

Recent Fund updates have highlighted significant developments in Creek Pine Holdings, LLC, the Fund’s largest position. What is the current status of that investment?

The Fund made its initial investment in Creek Pine Holdings, LLC (“Creek Pine”) in May 2018, participating preferred in a joint venture with a consortium of institutional investors led by CatchMark Timber Trust (“CatchMark”). The asset comprised 1.1 million acres of prime East Texas timberlands.

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On July 30, 2021, CatchMark announced a definitive agreement to sell 301,000 acres of timberlands for approximately $498 million in cash, or approximately $1,656 per acre. The property to be sold represents a portion of Creek Pine’s 1.1 million acres, which was purchased for $1,264 per acre. The transaction is expected to close in the third quarter of 2021, subject to customary closing conditions. The proceeds of the sale will be used to reduce leverage and pay down a portion of the preferred partnership interests in the joint venture.

CatchMark is a publicly traded timber REIT and frequently gives updates on this process in its earnings calls and in other routine reporting.

What is the latest update on the Credit Suisse case?

On June 28, 2021, the 134th Judicial District Court issued a judgment against Credit Suisse, awarding $121 million to Claymore Holdings LLC, the entity formed to pursue the collective claims on behalf of HFRO and the NexPoint Strategic Opportunities Fund. The Court entered the judgment on remand—a result of the Texas Supreme Court’s April 2020 ruling, which upheld the prior findings that Credit Suisse committed fraud but remanded the case to the trial court to enter a new damages award.

On July 23, 2021, Credit Suisse filed a notice of appeal of the June 28 judgment. The matter now will be reviewed by the Dallas Court of Appeals, which ruled unanimously in favor of Claymore in the last round of appeals.

The total aggregate award, which, as of June 28, stood at $121 million, consists of damages and prejudgment interest. The award will continue to accrue interest until the appeals process is exhausted. Any final judgment amount would be reduced by attorney fees and other litigation-related expenses. The net proceeds would then be allocated to the Funds based on respective damages (approximately 82% to HFRO and 18% to NHF). As legal proceedings are ongoing and all recoveries remain contingent, no award amount has been recorded in the Fund’s net asset values at this time.

How much of the current portfolio would be affected by the conversion process? Would the Fund have to sell a significant amount of its current holdings?

We are targeting 25% of assets in each of the four core themes/sectors: financial services, real estate, healthcare, and opportunistic. Nearly all the Fund’s top positions already fit into these categories making this a natural transition. However, as part of the transition there are certain assets we would look to sell.

The Fund still has exposure to certain assets like floating rate securities and public equities which may be sold opportunistically at our price targets while the Fund transitions to a portfolio representative of a diversified holding company.

CONVERSION PROCESS Questions on the transition to a holding company

What does the process look like once the Proposals receive shareholder approval?

If the Proposals are approved, we will begin the transition of assets away from investing in securities to qualifying investments as a diversified holding company. Additionally, the Tender Offer, Company Buyback Program and Management Purchase Plan are intended to provide liquidity for any investors looking to sell as the Fund transitions to a diversified holding company.

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Part of the transition includes applying for a deregistration order from the SEC declaring that the Fund is no longer an investment company for purposes of the 1940 Act. Once that order is issued by the SEC, we will no longer be subject to the 1940 Act. We will provide updates throughout this process and after deregistration is granted by the SEC and we have transitioned assets we would then complete the conversion.

What happens if the Proposals do not receive shareholder approval?

If shareholders do not approve the Proposals, we will continue to operate HFRO as a closed-end fund registered under the 1940 Act and abide by the rules of the 1940 Act. However, one of the main reasons for the conversion is to help with trading and narrow the discount and we will continue to evaluate solutions to better enable the Fund’s shares to trade closer to its NAV.

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RISKS & DISCLOSURES

Past performance is no guarantee of future results. The rate of return will vary, and the principal value of an investment will fluctuate and shares, if sold, may be worth more or less than their original cost. current performance may be lower or higher than the performance data quoted. Returns are historical and include change in share price and reinvestment of all distributions. Total investment return does not reflect broker sales charges or commissions. All performance information is for common shares of the Trust. See the proxy statement and financial statements for more information before investing.

You should carefully consider HFRO’s business strategy, risks, fees and expenses. A copy of the proxy statement, which contains this and other information was filed with the SEC on or about July 9, 2021.

This document contains forward-looking statements. These statements reflect the current views of management with respect to future events and financial performance. Forward-looking statements can be identified by words such as “anticipate”, “expect”, “could,” “may”, “potential”, “will”, “ability,” “targets,” “believe,” “likely,” “assumes,” “ensuring,” “available,” “optionality,” “viability,” “maintain,” “consistent,” “pace,” “should,” “emerging,” “driving,” “looking to,” and similar statements of a future or forward-looking nature. Forward-looking statements address matters that involve risks and uncertainties. Past performance does not guarantee future results. Performance during time periods shown is limited and may not reflect the performance in difference economic and market cycles. There can be no assurance that similar performance will be experienced.

This document is neither an offer to purchase nor a solicitation of an offer to sell any securities of the Fund. Upon commencement of the Tender Offer, the Fund will file with the SEC a Schedule TO containing an offer to purchase, forms of letters of transmittal and related exhibits. These documents will contain important information about the Tender Offer and Shareholders are urged to read them carefully when they become available. Shareholders may obtain free copies of the Tender Offer Statement and other documents (when they become available) filed with the SEC at the SEC’s web site at www.sec.gov. In addition, free copies of the Tender Offer Statement and other documents filed with the SEC may also be obtained after the commencement of the Tender Offer by directing a request to the Fund.

This document contains information about prior investments made by the Adviser of HFRO. This information was prepared by the Adviser based on its experience in the industry and on assumptions of fact and opinion as to future events which the Adviser believed to be reasonable when made. There can be no assurance that the Adviser and/or HFRO will be as successful as these earlier investments. Prior investment returns are not indicative of future results. It should not be assumed that investment recommendations made in the future will be profitable or will equal the performance of the securities included herein.

HFRO, once transitioned to a holding company, will not be an investment fund and will employ a business strategy that is focused on acquiring controlling interests in, and managing, attractive businesses and will seek to profit primarily from their improved operating results, as opposed to making securities-focused investments with an intent to profit from an exit strategy. Therefore, the risk/return characteristics of HFRO are expected to be materially different from those of “private equity” and very limited reliance, if any, should be placed on statistics related to private equity funds or the private equity industry. These statistics are presented for informational purposes only as a reasonably understandable grounding point for the universe of private company equity.

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Closed-end funds, unlike open-end funds, are not continuously offered. There is a one-time public offering and once issued, shares of closed-end funds are sold in the open market through a stock exchange and frequently trade at prices lower than their net asset value. Net Asset Value (“NAV”) is total assets less total liabilities, which includes preferred shares, divided by the number of common shares outstanding. When NAV is lower than market price, dividends are assumed to be reinvested at the greater of NAV or 95% of the market price. When NAV is higher, dividends are assumed to be reinvested at market price. For additional information, please contact your investment adviser or visit our website https://www.highlandfunds.com/income-fund.

Registered investment companies like HFRO are subject to certain risks.

Senior Loans Risk. The risk that the issuer of a senior may fail to pay interest or principal when due, and changes in market interest rates may reduce the value of the senior loan or reduce HFRO’s returns. The risks associated with senior loans are similar to the risks of high yield debt securities. Senior loans and other debt securities are also subject to the risk of price declines and to increases in interest rates, particularly long-term rates. Senior loans are also subject to the risk that, as interest rates rise, the cost of borrowing increases, which may increase the risk of default. In addition, the interest rates of floating rate loans typically only adjust to changes in short-term interest rates; long-term interest rates can vary dramatically from short-term interest rates. Therefore, senior loans may not mitigate price declines in a long-term interest rate environment. HFRO’s investments in senior loans are typically below investment grade and are considered speculative because of the credit risk of their issuers.

Industry Concentration Risk. HFRO must invest at least 25% of the value of its total assets at the time of purchase in securities of issuers conducting their principal business activities in the real estate industry. HFRO may be subject to greater market fluctuations than a fund that does not concentrate its investments in a particular industry. Financial, economic, business, and other developments affecting issuers in the real estate industry will have a greater effect on HFRO, and if securities of the real estate industry fall out of favor, HFRO could underperform, or its NAV may be more volatile than, funds that have greater industry diversification.

Interest Rate Risk. The risk that debt securities, and HFRO’s net assets, may decline in value because of changes in interest rates. Generally, debt securities will decrease in value when interest rates rise and increase in value when interest rates decline.

Credit Risk. The risk that HFRO could lose money if the issuer or guarantor of a fixed income security, or the counterparty of a derivatives contract or repurchase agreement, is unable or unwilling (or is perceived to be unable or unwilling) to make a timely payment of principal and/or interest, or to otherwise honor its obligations.

Leverage Risk. Leverage may increase the risk of loss, cause fluctuations in the market value of HFRO’s portfolio to have disproportionately large effects or cause our NAV to decline faster than it would otherwise.

Real Estate Market Risk. HFRO is exposed to economic, market and regulatory changes that impact the real estate market generally and through its investment in NFRO REIT Sub, LLC (the “REIT Subsidiary”), which may cause HFRO’s operating results to suffer. A number of factors may prevent the REIT Subsidiary’s properties and other real estate-related investments from generating sufficient net cash flow or may adversely affect their value, or both, resulting in less cash available for distribution, or a loss, to us. These factors include: national, regional and local economic conditions;

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changing demographics; the ability of property managers to provide capable management and adequate maintenance; the quality of a property’s construction and design; increases in costs of maintenance, insurance, and operations (including energy costs and real estate taxes); potential environmental and other legal liabilities; the level of financing used by the REIT Subsidiary and the availability and cost of refinancing; potential instability, default or bankruptcy of tenants in the properties owned by the REIT Subsidiary; the relative illiquidity of real estate investments in general, which may make it difficult to sell a property at an attractive price or within a reasonable time frame. The full extent of the impact and effects of the recent outbreak of COVID-19 on the future financial performance of HFRO, and specifically, on its investments and tenants to properties held by its REIT Subsidiary, are uncertain at this time. The outbreak could have a continued adverse impact on economic and market conditions and trigger a period of global economic slowdown.

Pandemics and Associated Economic Disruption. An outbreak of respiratory disease caused by a novel coronavirus was first detected in China in December 2019 and subsequently spread internationally. This coronavirus has resulted in the closing of borders, enhanced health screenings, healthcare service preparation and delivery, quarantines, cancellations, disruptions to supply chains and customer activity, as well as general anxiety and economic uncertainty. It is not known how long any negative impacts, or any future impacts of other significant events such as a substantial economic downturn, will last. Health crises caused by outbreaks of disease, such as the coronavirus, may exacerbate other preexisting political, social, and economic risks. This outbreak, and other epidemics and pandemics that may arise in the future, could negatively affect the global economy, as well as the economies of individual countries, individual companies, and the market in general in significant and unforeseen ways. For example, a widespread health crisis such as a global pandemic could cause substantial market volatility, exchange trading suspensions and closures, which could adversely affect HFRO’s performance, the performance of the securities in which HFRO invests, lines of credit available to HFRO and may lead to losses on your investment in HFRO. In addition, the increasing interconnectedness of markets around the world may result in many markets being affected by events or conditions in a single country or region or events affecting a single or small number of issuers.

In addition, we will be exposed to certain risks related to the implementation of the Conversion Proposal and the deregistration process.

HFRO will remain subject to certain contractual limitations on leverage, asset coverage requirements and other restrictions similar to those imposed by the 1940 Act until the terms of HFRO’s outstanding preferred shares are amended or the preferred shares are redeemed, which may not occur until September 30, 2024.

Portfolio Transition Risk. During the conversion period, we will be required to transition a material portion of our assets to ensure a non-investment company portfolio.

Delays in the Deregistration Process. Any delay in receiving the Deregistration Order may delay our ability to operate like a typical diversified holding company not subject to the 1940 Act.

In addition to the foregoing, we will be exposed to additional risks as a diversified holding company if the Conversion Proposal is implemented.

Concentration and Illiquidity Risk. Our investments in our subsidiaries and future acquisition opportunities may be concentrated in a limited number of companies and may have limited liquidity.

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Management and Key Personnel Risk. Our future success is dependent on our management team and the management teams of our subsidiaries, the loss of any of whom could materially adversely affect our financial condition, business, and results of operations.

No Prior Experience Risk. Our Adviser and management team have limited experience in acquiring or developing businesses and no prior experience operating a diversified holding company. In addition, while it is not expected that the Company will be limited in the types of companies or industries it can invest in, it has limited experience in managing businesses and as a result, there can be no assurance that it will be able to implement our new business strategy or if implemented, that it will be successful.

Acquisition Risk. Our business strategy includes acquisitions, and acquisitions entail numerous risks, including the risk of management diversion and increased costs and expenses, all of which could negatively affect HFRO’s profitability.

Future Opportunities Risk. We may not be able to successfully fund future acquisitions of new businesses due to the lack of availability of debt or equity financing at the HFRO level on acceptable terms, which could impede the implementation of our acquisition strategy and materially adversely impact our financial condition, business, and results of operations.

Sector Risks. To the extent that we and our subsidiaries operate in the financial services, real estate, and healthcare industries, we and our subsidiaries will be exposed to certain risks unique to each of those sectors and risks associate with any other sectors in which we or our subsidiaries may operate.

Capital Loss Carryforwards Risk. There can be no assurances that we will be able to use our accumulated capital loss carryforwards.

Investment Securities Risks. We may continue to hold a portion of our assets in investment securities, which would expose HFRO to all of the risk traditionally associated with such investments, including total loss of investment.

Conflicts of Interest. Substantial conflicts of interest may arise from our current and historical relationships with the Adviser and its affiliates.

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